Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
marytconway@comcast.net

PLC SYSTEMS REPORTS SECOND QUARTER 2010 RESULTS

FRANKLIN, Mass., August 16, 2010 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three- and six month periods ended June 30, 2010.

Second quarter 2010 total revenues were $1,019,000, a decrease from $1,220,000 reported in the second quarter of 2009, and a decrease of $43,000 from $1,062,000 reported in the first quarter of 2010. The net loss for the second quarter of 2010 was $199,000, or $0.01 per basic and diluted share, compared to a net loss of $307,000, or $0.01 per basic and diluted share, in the second quarter of 2009.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “We were very pleased in the past quarter to share the positive scientific evidence that RenalGuard® is safe and effective at significantly reducing rates of Contrast-Induced Nephropathy (CIN) in at-risk patients with our current and potential distributors in Europe during EuroPCR. The number of    single-use sets for RenalGuard procedures shipped during the second quarter this year reached the highest level yet, 589 units, which is 55% higher than the second quarter last year and 100% higher in the first half of 2010 than in the prior year period. While the speed of adoption and use of RenalGuard is never as fast as we would wish, we believe these numbers demonstrate that we are making progress in the European Union countries where it is available.  The two investigator-sponsored clinical trials of our RenalGuard System™ underway in Italy, MYTHOS and REMEDIAL II, continue to enroll more patients, and we anticipate that they will be completed and report final results on top of the consistently positive interim results we have seen, later this year.  We believe this data, in addition to our enhanced RenalGuard patent position in the U.S., as we announced last quarter, adds to the value of our proprietary technology.”

He continued, “We continue to work diligently to maximize our opportunities to raise visibility for RenalGuard, including participating successfully in EuroPCR last quarter, and preparing to present updated scientific data at the major Transcatheter Cardiovascular Therapeutics (TCT) 2010 this fall in Washington, DC. This venue attracts more than 12,000 scientists, physicians and companies who are active in this field, and we believe it offers PLC an excellent forum to build excitement and interest in RenalGuard.”

He concluded, “At the same time, we have taken steps to manage our financial position, including the disposition of our general purpose laser tube operations announced in May. We are continuing to work with our financial advisor, Natixis Bleichroeder LLC, to identify and establish strategic partnerships for our RenalGuard program and to seek to procure critical funding for our Company.”

Financial Update

During the second quarter of 2010 PLC shipped a record 589 single use RenalGuard disposable sets and one RenalGuard console internationally, compared to 380 RenalGuard single-use disposable sets and 16 consoles that shipped in the second quarter of 2009.

A total of 260 disposable TMR kits were shipped during the second quarter of 2010 to hospitals worldwide, primarily in the U.S. by Novadaq Technologies, PLC’s U.S. marketing and distribution partner for its TMR products, compared to 240 disposable TMR kits that were shipped worldwide during the second quarter of 2009. PLC recorded no TMR laser shipments during the second quarters of 2010 or 2009.

Disposable TMR kit revenue in the second quarter of 2010 decreased by $67,000, or 12%, compared to the second quarter of 2009, reflecting a lower volume of kit sales. RenalGuard produced $176,000 of revenues in the second quarter of 2010 compared to $265,000 in the second quarter of 2009, reflecting the lower level of consoles in the current year period.

Sales, General and Administrative costs decreased to $838,000 in the second quarter of 2010, from $880,000 in the second quarter of 2009, reflecting decreased compensation expenses associated with the February 2010 employee reduction. Research & Development expenses decreased to $114,000 in the second quarter of 2010, from $185,000, reflecting the reduction in force.

As of June 30, 2010, PLC reported $1,474,000 in cash and equivalents, a decrease of $369,000 from the Company’s cash position as of March 31, 2010, and a decrease of $1,212,000 from the $2,686,000 held as of December 31, 2009.

Six Months Results

For the first half of 2010, total revenues were $2,081,000, down 25% from $2,787,000 in the same period of 2009. The net loss for the first six months of 2010 was $760,000, or $0.03 per share, compared to a net loss of $665,000, or $0.02 per share, in the first half of 2009.

Sale of General Purpose Laser Operations

As previously announced, on May 11, 2010, PLC sold to a newly formed corporation affiliated with its principal OEM customer most of its OEM surgical tube assets, including inventory, equipment, intellectual property and certain other intangible assets, as well as all necessary manufacturing documentation needed to perform contract assembly services for general purpose CO2 lasers. The total sale price for these assets was $225,000, of which approximately $154,000 was paid at the time of closing, with the balance to be paid over a period of six months.

Chief Financial Officer Update

The company also announced today that its Chief Financial Officer, James G. Thomasch, has taken a short term medical leave of absence, and is expected to return to the company shortly. Controller Karen J. Raus is serving temporarily as the company’s principal financial officer.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may be unable to raise capital necessary to continue our operations, we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn,  the current clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2009, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Product sales	$747	$864	$1,511	$2,123
Service fees	272	356	570	664
Total revenues	1,019	1,220	2,081	2,787

Cost of revenues:
Product sales	231	337	639	748
Service fees	133	126	294	327
Total cost of revenues	364	463	933	1,075
Gross profit	655	757	1,148	1,712

Operating expenses:
Selling, general and administrative	838	880	1,639	1,965
Research and development	114	185	367	414
Total operating expenses	952	1,065	2,006	2,379

Gain on the sale of assets	(98)	—	(98)	—
Loss from operations	(199)	(308)	(760)	(667)

Other income, net	—	1	—	2
Net loss	$(199)	$(307)	$(760)	$(665)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Average shares outstanding:
Basic and diluted	30,351	30,351	30,351	30,351

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
Cash and cash equivalents	$1,474	$2,686
Total current assets	3,587	4,787
Total assets	3,818	5,042
Total current liabilities	2,298	2,923
Shareholders’ equity	1,101	1,729

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